EXHIBIT 17.1

RESIGNATION OF OFFICER AND DIRECTOR

To The Board of Directors of Viabuilt Ventures, Inc.:

I hereby resign as President and Director of Viabuilt Ventures, Inc., effective immediately. This resignation is for personal business reasons and not as a result of any dispute with the Company, its financial statements, or its reports as filed the U.S. Securities and Exchange Commission. I do not wish to provide any statement which would be required to be included in the Company’s filing on Form 8K.

Dated: July 24, 2020

/s/ WILLIAM SHAWN CLARK

William Shawn Clark